Filed with the Securities and Exchange Commission on December 30, 1997
                      Securities Act Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                               LITHIA MOTORS, INC.
             (Exact name of registrant as specified in its charter)

                Oregon                                   93-0572810
       (State of incorporation)             (I.R.S. Employer Identification No.)

  360 E. Jackson St., Medford, Oregon                       97501
(Address of principal executive offices)                  (Zip Code)

            LITHIA MOTORS, INC., SALARY REDUCTION PROFIT SHARING PLAN
                            (Full title of the plan)

                                   ----------
                           Sidney B. DeBoer, President
                               360 E. Jackson St.
                              Medford, Oregon 97501
                                 (541) 776-6899
                       (Name, address and telephone number
                              of agent for service)

                                   ----------
                                                    Copies to:
                            Kenneth E. Roberts, Esq.
                            Foster Pepper & Shefelman
                           101 S.W. Main St., 15th Fl.
                             Portland, Oregon 97204


                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                              Proposed           Proposed
                             Number of         Maximum            Maximum            Amount of
Title of Securities        Shares Being     Offering Price       Aggregate         Registration
Being Registered           Registered(1)     Per Share(2)    Offering Price(2)         Fee

Class A Common Stock         250,000           $14.25           $3,562,500           $1,051.00


(1) The shares of Common Stock represent the number of shares which may be issued pursuant to the Salary Reduction Profit Sharing Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2) The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NASDAQ on December 26, 1997.

     Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Plan. Pursuant to Rule 457(h), no registration fee is applicable to interests in the Plan.







                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by Lithia Motors, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     1. The Company's annual report on Form 10-K filed with the Commission on March 31, 1997 (File No. 000-21789).

     2. The description of the Class A Common Stock contained in the Company's registration statement on Form S-1 declared effective by the Commission on December 18, 1996 (File No. 333-14031).

     All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.   Indemnification of Directors and Officers.

     Under the Oregon Business Corporation Act (Oregon Revised Statutes ("ORS") Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and
(ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

     The Oregon Business Corporation Act also provides that a company's Articles of Incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

     The Company's Articles of Incorporation (the "Articles") provide that the company will indemnify its directors and officers, to the fullest extent permissible under the Oregon Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors and officers of the Company for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the Company, to the fullest extent permitted by law. These provisions do not limit the rights of the Company or any shareholder to see non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are as follows:


Exhibit

4.1 Restated Articles of Incorporation of Lithia Motors, Inc. Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 as declared effective by the Securities and Exchange Commission on December 18, 1996 (File No. 333-14031).

4.2 Bylaws of Lithia Motors, Inc. Incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-1 as declared effective by the Securities and Exchange Commission on December 18, 1996 (File No. 333-14031).

5.1       Opinion of Foster Pepper & Shefelman

23.1      Consent of KPMG Peat Marwick LLP

23.2      Consent of Foster Pepper & Shefelman (Included in Exhibit 5.1)

99        Lithia Motors, Inc. Salary Reduction Profit Sharing Plan



                                      II-2
<

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (D) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 30th day of December, 1997.

                                   LITHIA MOTORS, INC.


                                   By:  /s/ M.L. Dick Heimann
                                        ----------------------------------------
                                        M.L. Dick Heimann,
                                        Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


By:  /s/ Sidney B. DeBoer                              Date: 12-30-97
     ------------------------------------------------        -------------------
     Sidney B. DeBoer
     President, Chief Executive Officer and
     Chairman of the Board of Directors


By:  /s/ M.L. Dick Heimann                             Date: 12-30-97
     ------------------------------------------------        -------------------
     M.L. Dick Heimann
     Executive Vice President, Director


By:  /s/ R. Bradford Gray                              Date: 12-30-97
     ------------------------------------------------        -------------------
     R. Bradford Gray
     Director


By:  /s/ Thomas Becker                                 Date:12-30-97
     ------------------------------------------------       --------------------
     Thomas Becker
     Director


By:  /s/ William Young                                 Date: 12-30-97
     ------------------------------------------------        -------------------
     William Young
     Director


By:  /s/ Brian R. Neill                                Date: 12-30-97
     ------------------------------------------------        -------------------
     Brian R. Neill
     Senior Vice President, Chief Financial Officer
     (Chief Accounting and Financial Officer)


PAGE>
                                  EXHIBIT INDEX


Exhibit

4.1 Restated Articles of Incorporation of Lithia Motors, Inc. Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 as declared effective by the Securities and Exchange Commission on December 18, 1996 (File No. 333-14031).

4.2 Bylaws of Lithia Motors, Inc. Incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-1 as declared effective by the Securities and Exchange Commission on December 18, 1996 (File No. 333-14031).

5.1       Opinion of Foster Pepper & Shefelman

23.1      Consent of KPMG Peat Marwick LLP

23.2      Consent of Foster Pepper & Shefelman (Included in Exhibit 5.1)

99        Lithia Motors, Inc. Salary Reduction Profit Sharing Plan